Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-267650 on Form F-4 of our report dated 11 March 2022, relating to the financial statements of GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

24 October 2022